                        CO-BRANDING AND LICENSE AGREEMENT


     This Agreement, dated as of September 7, 1999 is between ZDNet, a division of ZD Inc., a Delaware corporation, with a business address at 650 Townsend Street, San Francisco, California 94103 ("ZDNet"), and techies.com inc., a Minnesota corporation, with a principal place of business at 7101 Metro Boulevard, Edina, Minnesota 55439 ("Company").

     WHEREAS Company is the owner of the Web site at URL www.techies.com (the "Techies Site") which is designed to assist technology professionals with career management and to assist companies in recruiting technology professionals by matching corporate needs with available technology professional personnel;

     WHEREAS ZDNet operates an Internet site that provides information and services related to computers and technology (the "ZDNet Site"). The "ZDNet Site" shall mean the web site owned and operated by ZDNet aimed at users within the U.S. which is currently located at www.zdnet.com, excluding the following areas of the site: ZDTV, Gamespot, Videogames.com, the Mac Channel, all foreign editions of the ZDNet Site, and ZDU; and

     WHEREAS Company and ZDNet each desire to create, develop and operate a co-branded area on the ZDNet Site (the "Co-branded Site") and to establish links from the ZDNet Site to the Co-branded Site for promotional purposes.

     NOW, THEREFORE, ZDNet and Company hereby agree as follows:

     1.    CO-BRANDED SITE.

           (a) LAUNCH. The parties shall use best efforts to create, develop and launch the Co-Branded Site on or before October 15, 1999. The parties shall cooperate in good faith during a mutually agreed testing and beta period prior to launch to ensure the viability of the Co-branded Site.

           (b) CONTENT. The Co-branded Site will include a tech career development center with the following functions and features: job listing search (company not identified), career management resource content, registration and Company authored related articles reasonably approved by ZDNet (the "Techies Content"), and such content and services relating to career development that are available on the ZDNet Site and other ZDNet authored content (the "ZDNet Content") as the parties shall mutually agree. ZDNet shall deliver the ZDNet Content to the Co-branded Site via FTP feed or other mutually acceptable method. Other than the Techies Content and ZDNet Content, no other content shall be included in the Co-branded Site unless both parties mutually agree to include such content.

           (c) URL. The Co-branded Site will have two URLs: (i) techies.zdnet.com and (ii) zdnet.techies.com. A user will be able to navigate back and forth between the two URLs as necessary. Exhibit A more fully sets forth the features and functions by URL.

           (d) ADDITIONAL PRODUCTS AND SERVICES. If during the Term of this Agreement, Company offers or links to new services and products on the Techies Site, other than the Techies Content described in Section 1(c), Company may make such products and services available to the Co-branded Site; provided, that such new products and services shall not be included in the Co-branded Site without the consent of ZDNet and the inclusion of such products and services on the Co-branded Site shall be upon financial terms to be negotiated in good faith and agreed by the parties hereto. If Company does not make such products and services available on the Co-branded Site, such products and services shall not be promoted on the Co-branded Site, nor shall the Co-branded Site provide a link to any pages of the Techies Site that contain such products and services. Any such products and services included on the Co-branded Site in accordance with this Section 1(d) shall be considered to be included in the definition of Techies Content.

           (e) BRANDING. The Co-branded Site will feature both the ZDNet Marks and Company Marks (as such terms are hereinafter defined); provided, however that the pages within the URL zdnet.techies.com will not include the ZDNet Marks except for the pages that provide for the registration to ZDNet. The ZDNet Marks and Company Marks shall appear in substantially equal size and placed in appropriate positions of substantially similar prominence on the Co-branded Site, as mutually agreed by the parties. All use of the ZDNet Marks and Company Marks on the Co-branded Site shall be in accordance with
Section 10 herein. ZDNet shall create front-end specifications and design the user interface (including content such as graphics and text) for the Co-branded Site in consultation with Company and consistent with user interface designs based on back-end specifications of the Techies Site. ZDNet will also develop all graphics for the interface. The Co-branded Site shall have a "look and feel" substantially similar to the ZDNet Site so that it looks and feels like an integrated part of the ZDNet Site. The design, text and graphics of the Co-branded Site created by ZDNet shall be subject to the Company's approval, which shall not be unreasonably withheld or delayed, and in any event, Company shall provide approval or rejection of the design, text and graphics within five (5) business days of Company's receipt of such materials from ZDNet. If Company does not deliver consent or rejection to such materials within such five (5) day period, Company shall be deemed to have approved such design, text and graphics. The design layout of the Co-branded Site shall be substantially in the form attached as Exhibit B which if not attached at execution of the Agreement shall be provided by ZDNet within ten (10) business days of the effective date of the Agreement. Each party will designate a contact to whom questions about the production of the Co-branded Site shall be directed.

     2. PROMOTIONAL OPPORTUNITIES. ZDNet will provide promotional opportunities within certain areas of the ZDNet Site linking to the Co-branded Site in accordance with the Promotion Plan attached hereto as Exhibit C. ZDNet shall be responsible for developing in consultation with the Company, all promotions and links from the ZDNet Site to the Co-branded Site, including design and development of creative elements and software implementation of links. Company and ZDNet shall jointly review the Promotion Plan and ZDNet's performance thereunder, at least quarterly during the Term of this Agreement. If it shall appear that the Co-branded Site is not likely to meet the Company's membership target goals (as set forth in Exhibit H) for the first twelve month period of the Term of this Agreement, ZDNet agrees to increase its email promotional activities by 1,000,000 messages each of four times during the second twelve months of the Term, at no further charge to Company, and to discuss generally the promotional activities performed pursuant to this Agreement. In addition to those opportunities provided in Exhibit C, Company may purchase additional advertising and promotion for the Co-branded Site to be provided on the ZDNet Site at a ten percent (10%) discount off the then prevailing lowest rate card prices for such advertising and promotion on the ZDNet Site. ZDNet shall perform a custom survey of the ZDNet Site users meeting Company's requirements set out in Exhibit D two (2) times per year. Survey results will be provided to Company in tabulated and raw data form. All advertisements and promotions provided pursuant to this Agreement, shall also be subject to ZDNet's General Terms and Conditions as set forth on ZDNet's then current rate card which may be amended from time to time at ZDNet's discretion; provided, that to the extent there is any inconsistency in the terms of such rate card and this Agreement, the terms of this Agreement shall control. ZDNet's current Terms and Conditions are attached as Exhibit E and the current rate card can be reviewed at http://www.zdnet.com/adverts/adinfo/advertzd/ratecard.htm. ZDNet reserves the right to redesign or modify the organization, structure, "look and feel," navigation and other elements of the ZDNet Site, including without limitation, by adding or deleting channels, subchannels and/or screens. If ZDNet eliminates or modifies an area of the ZDNet Site in a manner that modifies the nature of the promotions required under this Section 2 and Exhibit C in a material adverse fashion, ZDNet will provide the Co-Branded Site with comparable promotions reasonably satisfactory to Company and, if requested by Company, shall meet with Company to discuss such modifications, and such modifications to the promotions shall be made within a commercially reasonable time frame. No such change shall be made without prior notice to Company. Additionally, the parties will work together to conform the Co-branded Site to the new "look and feel" of the ZDNet Site within a commercially reasonable time frame.

     3.    EXCLUSIVITY; NONCOMPETITION; THIRD PARTY CONTENT ON THE TECHIES SITE.

           (a)   EXCLUSIVITY.

           (i) During the Term of this Agreement, Company will be the exclusive integrated, co-branded provider of technology job listings on the ZDNet Site. ZDNet shall not provide any promotional opportunities or advertising on the Co-branded Site or within careers-oriented newsletter described in Exhibit C for any third parties who provide job listings. Advertising or promotional opportunities for other parts of the ZDNet Site for job listing providers will be limited to standard advertising units such as banner ads, sponsored text links and standard rotating buttons. Advertisements on the ZDNet Site for any single job listing service, other than Company's service, shall not account for more than [****] in revenue to ZDNet during any twelve (12) month period during the Term of this Agreement. Notwithstanding anything set forth in this Section 3(a)(i), ZDNet shall not place a link to a Web site providing technology job listings within the home page channel navigation of the ZDNet Site.

 [****] Confidential portion omitted and filed separately with the Commission.

           (ii) For the period commencing upon execution of the Agreement until December 31, 1999, Company shall not enter into any agreement with either IDG, CMP Media or Cnet that provides for a promotional arrangement involving the integration of the Techies Site, or any similar site with any such entity.

           (b) NONCOMPETITION. During the term of this Agreement, ZDNet will not directly compete with the Company, by itself or through any subsidiary or affiliate entity, in the on-line recruitment space for technology professionals on the ZDNet Site.

           (c) THIRD PARTY CONTENT ON THE TECHIES SITE. If Company includes any Content (as hereinafter defined) on the Techies Site, ZDNet shall have the right to include substantially similar content upon the same terms and conditions. Such ZDNet Content shall be featured as prominently or more prominently than any other Content. For purposes of this Section 3(c), "Content" shall mean editorial content and reviews, relating to information technology, including but not limited to computer hardware and software, the Internet and related technology provided by [****].

           (d) ZDNET SPONSORSHIP ON THE TECHIES SITE. ZDNet shall receive a sponsorship promotion box (the "Sponsorship MacroButton")_on all pages of the Techies Site (excepting registration and the first page of the Internet Job Fair section) from October 1, 1999 through December 31, 1999. The design parameters are outlined in Exhibit I: Sponsorship MacroButton. In exchange for this promotion ZDNet will provide a [****] placement fee to the Company payable on or before December 31, 1999.

     4.    OPERATIONS.

           (a) OPERATING AND SERVING. Company shall host and serve the Co-branded Site, including the features described in Section 1. Company shall deliver the following features to be used on the Co-branded Site: (a) the same registration tool used for the Techies Site; provided, that the registration form shall include such additional information, if any, as is required to register on the ZDNet Site and users of the Co-branded Site will be automatically registered as ZDNet members unless they choose to opt out, and the parties shall mutually agree to the form and content of the registration interface, so that each party is able to obtain their respective registration information therefrom; (b) advertising delivery features and (c) additional features as mutually agreed by the parties. Company shall operate and serve the Co-branded Site in a manner consistent with the present quality standards maintained on the Techies Site and which meets response performance standards for Co-branded Site users set out in Exhibit F. Company shall be responsible for all system operation software costs, hardware costs and network costs incurred in connection with hosting the Co-branded Site. Company shall be responsible for quality assurance of the Co-branded Site and its performance; provided that Company shall not be responsible for performance relating to the undertakings or obligations of ZDNet. ZDNet shall be responsible for all system operation software costs, hardware costs, and network costs incurred in connection with delivering the ZDNet Content and advertising to the Co-branded Site.

 [****] Confidential portion omitted and filed separately with the Commission.

           (b) MAINTENANCE AND TECHNICAL SUPPORT. Company and ZDNet shall each maintain the portions of the design, content, and software developed for the Co-branded Site for which each party is responsible. Company shall incorporate all bug fixes and upgrades into the production version of the Co-branded Site and will consider all product changes and enhancements reasonably requested by ZDNet on an ongoing basis during the Term of this Agreement, and shall make any product changes or enhancements that are reasonably necessary to maintain the Co-branded Site at the standards set forth in Section 4(a). All product upgrades shall be implemented by Company, and Company shall maintain the hardware and bandwidth upgrades reasonably needed to maintain services and products with performance and reliability standards comparable to the Techies Site and the ZDNet Site. Each party agrees to consult with the other party regarding technical issues and each party shall designate a technical person as the contact person for such consultation. Such technical person shall be contacted at least three (3) working days prior to scheduled outages and immediately in case of unscheduled outages

           (c) CUSTOMER SUPPORT. Company shall provide all customer support requested by the registered members and the companies who provide job listings. Such support shall include making representatives of Company available by email during regular business hours in each city in which the Company maintains operations.

     5. ADVERTISING ON THE CO-BRANDED SITE. ZDNet will sell all advertising to be placed on the Co-branded Site and will remotely deliver such advertising. ZDNet may serve such advertisements to pages contained within the URL techies.zdnet.com and will not serve advertisements to pages contained with in the URL zdnet.techies.com. Company will cooperate with the integration of ZDNet's ad serving software with the Co-branded Site in order that ZDNet may deliver and track such advertising efficiently and accurately. ZDNet shall not sell or display advertising on the Co-branded Site for persons or firms engaged in on-line recruitment (provided, that such prohibition shall not preclude the advertisements of entities that recruit their own employees through on-line activities except those entities engaged in the business of on-line recruitment), nor any advertising which is illegal, or features sexually explicit material or promotes alcohol, firearms or on-line gambling. ZDNet shall pay Company a fee equal to [****] of the Co-branded Site Net Revenue (as hereinafter defined) from all such advertising sales or a comparable fixed payment to be agreed upon by the parties (the "Advertising Fee"). "Co-branded Site Net Revenue" shall mean gross revenue from the sale of advertising by ZDNet on the Co-branded Site less sales commissions, agency fees, bad debts, refunds, rebates and "makegoods". For purposes of determining amounts due to Company, Co-branded Site Net Revenue shall not be less than [****] of the gross revenue from the sale of advertising by ZDNet on the Co-branded Site. Within thirty (30) days after the close of each month (beginning October 1, 1999), ZDNet will provide Company with monthly reports of revenues from advertising sold during the preceding month. ZDNet will deliver the Advertising Fee to Company on a quarterly basis within thirty (30) days of the end of each three month period during the Term of this Agreement, commencing with the first three month period beginning October 1, 1999 and ending December 31, 1999. Each payment shall include a report summarizing advertising sold during the applicable period and the revenues received with respect to such advertising. Company shall have the right to examine or appoint an independent certified public accountant to examine and audit, at Company's expense, and not more than once a year during normal business hours, the relevant records of ZDNet relating to the advertising

 [****] Confidential portion omitted and filed separately with the Commission.

revenues for the Co-branded Site and calculation of the Company's fee under this Section 5. If such audit uncovers a deficiency in payment, ZDNet shall promptly reimburse Company in the amount of such underpayment and if the underpayment is ten percent (10%) or greater, ZDNet shall also promptly reimburse Company for the reasonable costs of such audit. Company shall not sell advertising for placement on the Co-branded Site without the prior written consent of ZDNet; provided, however, Company may display company profiles and job listings which are not intended to be advertisements and are customarily included in the content on the Techies Site.

     6. TRAFFIC REPORTS. Company shall generate daily traffic reports and shall provide copies to ZDNet on a reasonable basis.

     7.    DATA OWNERSHIP AND USE.

           (a) OWNERSHIP. Company shall own all user registration data ("Data") generated through the Co-branded Site. All new members on the Co-branded Site shall also register for the ZDNet Site unless they opt out of such registration under the registration interface to be agreed upon by the parties. The data collected in connection with the registration with ZDNet consisting of the registrant's first and last name, address, city, zip code, country and email address (the "ZDNet Registration Data") shall be co-owned by ZDNet and Company. Identical data collected by Company from persons opting out of ZDNet registration ("Permitted Use Registration Data") will remain owned solely by Company but made available to ZDNet under the remaining terms of this Section 7.

           (b) Delivery of Information to ZDNet. Company shall provide the ZDNet Registration Data and Permitted Use Registration Data in summary and in detailed form to ZDNet for use as permitted in Section 7(d). Such data shall be shared in real time if commercially and technologically feasible so that, for example ZDNet could customize its site content and advertising for such user. If real time data sharing is not available, Company shall provide such data to ZDNet at least bi-weekly in an alternative format to be mutually agreed. Company shall provide to ZDNet any other information (excluding Data) which it collects on the Co-branded Site such as page views and unique users. Company shall not be required to share Data (except for the ZDNet Registration Data, as such Data will be co-owned by ZDNet and Company) or share Permitted Use Registration Data or other information if such disclosure would violate any law or its privacy policy.

           (c) DELIVERY OF INFORMATION TO COMPANY. ZDNet shall provide Company with any information it collects on the Co-branded Site, including, without limitation, page views, unique users, click-throughs to the registration tool, and standard reporting on all promotions the Company runs on the ZDNet network (including on-line, radio and television). ZDNet shall not be required to provide any information to Company if such disclosure would violate any law or its privacy policy.

           (d) PERMITTED USE. The parties acknowledge and agree that all use of the Permitted Use Registration Data and other information provided by either party to the other party pursuant to this Section 7 shall be used only as allowed by Company's and ZDNet's privacy policies in effect from time to time. Subject to ZDNet's right to use the ZDNet

Registration Data for any purpose in accordance with its privacy policy, ZDNet shall be entitled to use the Permitted Use Registration Data for internal purposes only, and shall not disclose, sell or otherwise convey the Permitted Use Registration Data to any third party. Notwithstanding anything else set forth in this Section 7, ZDNet may use any Permitted Use Registration Data to formulate statistics for its sales and marketing purposes, but not for any direct revenue generation purpose. Company shall not disclose, sell or convey the ZDNet Registration Data to any third party as a ZDNet audience list, and shall not disclose information provided by ZDNet under Section 7(c) to any third party, but may use such information for sales and marketing purposes.

     8.    TERM; TERMINATION.

           (a) TERM. Subject to the earlier termination of this Agreement at set forth below, this Agreement shall commence the date hereof and shall expire on October 15, 2001 (the "Term").

           (b) TERMINATION. Either party may terminate this Agreement prior to the end of the Term if (i) the other party has materially breached its obligations under this Agreement and such breach is not cured within thirty
(30) days after notice from the non-breaching party (failure to make payments hereunder shall constitute a material breach of this Agreement), (ii) the other party makes a general assignment for the benefit of its creditors, files a voluntary petition in bankruptcy or for reorganization under the bankruptcy laws or if a petition is filed against it, or if a receiver or trustee is appointed for such other party, or (iii) pursuant to Section 20.

           (c) EFFECT OF TERMINATION; SURVIVAL. Upon termination or expiration of this Agreement for any reason, (i) Company shall immediately cease all use and distribution of the ZDNet Marks (as such term is hereinafter defined) and the ZDNet Content, and shall promptly delete the ZDNet Marks and ZDNet Content from its computer systems, (ii) ZDNet shall immediately cease all use and distribution of the Company Marks except in connection with advertising or promotions of the Techies Site purchased by Company prior to termination or expiration to be posted on the ZDNet Site after the termination or expiration of this Agreement, it being understood that ZDNet shall not be obligated to otherwise promote the Techies Site after termination of this Agreement, and (iii) both parties shall immediately cease use of the Co-branded Site. Neither party shall thereafter adopt and use any new trademark, trade name, logo or trade dress which is the same or similar to any of the Marks owned by the other party, or a URL that incorporates any of the Marks owned by the other party. The provisions of this Section and Sections 7, 10(d), 11, 13 and any payment obligation that has accrued and is owed by one party to the other party but has not been paid prior to the termination or expiration, shall survive the termination or expiration of this Agreement. It is expressly agreed that if this Agreement is duly terminated prior to expiration of the Term in accordance with Section 8(b), Company shall be obligated to deliver within thirty (30) days of the effective date of such termination all amounts accrued and owing under
Section 9(a) prior to such termination.

     9.    CONSIDERATION; PAYMENT.

           (a) BASE FEE. Company shall pay ZDNet the amount of Eight Million Dollars ($8,000,000) (the "Base Fee") in accordance with the payment schedule set forth in Exhibit G.

           (b)   ZDNET INVESTMENT. ZDNet and Company agree that within five
(5) business days after the date hereof, ZDNet and Company will consummate the purchase by ZDNet of capital stock of Company. In the event that the purchase by ZDNet of the Company's capital stock does not close within such five (5) business day period for any reason, either party shall have the right to terminate this Agreement within five (5) business days thereafter upon notice to the other party. Such termination shall be without any liability or continuing obligation of ZDNet or Company.

           (c) BOUNTIES. In addition to the Base Fee, once Company has obtained [****] member registrants from the Co-Branded Site, Company shall pay ZDNet bounty payments ("Bounties") of [****] for each new member registration made on the Co-branded Site in excess of such four hundred thousand new member registrations during the Term. For purposes of this
Section 9(c), member registration shall mean those individuals originating from the ZDNet Site who complete the Co-branded Site member registration form. The Company shall pay the Bounties, if any, to ZDNet within thirty (30) days after the close of each calendar quarter commencing with the calendar quarter beginning October 1, 1999 and ending December 31, 1999 (each such period, a "Quarter"). Each payment shall include a report summarizing registrations filed during the applicable Quarter and all prior Quarters and calculation of Bounties. Company shall deliver such quarterly report whether a payment is due and owing or not. ZDNet shall have the right to examine or appoint an independent certified public accountant to examine and audit, at ZDNet's own expense, and not more than once a year, during normal business hours, the relevant records of Company relating to calculation of Bounties. If such audit uncovers a deficiency in payment, Company shall promptly reimburse ZDNet in the amount of such underpayment and if the underpayment is ten percent (10%) or greater, Company shall also promptly reimburse ZDNet for the reasonable costs of such audit.

           (d) CORPORATE SUBSCRIPTION. ZDNet shall have the option of purchasing from the Company a corporate subscription to the Techies Site multi-site service for each year during the Term at a twenty percent (20%) discount from the suggested pricing offered to retail customers.

     10.   INTELLECTUAL PROPERTY.

           (a) ZDNET LICENSE. ZDNet hereby grants Company, during the Term, a non-exclusive, non-transferable, royalty-free (except as provided herein), worldwide license to use, publicly display, transmit, distribute and reproduce (a) the ZDNet Content, and (b) ZDNet's logos, trademarks, trade names and trade dress contained in the ZDNet Content and the "ZDNET" trademark and logo (the "ZDNet Marks") in accordance with ZDNet's established trademark usage policies and procedures, solely for the purposes of operating, hosting, and serving the Co-branded Site and promoting the Co-branded Site and advertising the ZDNet Site in accordance with Exhibit I. Company shall not alter, modify or amend the ZDNet Content without the prior written consent of ZDNet.

 [****] Confidential portion omitted and filed separately with the Commission.

Company shall not alter or impair any acknowledgment of copyright or other intellectual property rights of ZDNet that may appear in the ZDNet Content. If ZDNet requests that any portion of the ZDNet Content on the Co-branded Site be deleted, corrected or made inaccessible because such ZDNet Content contains any errors, or is, or could be subject to a claim that is defamatory, obscene, invades the right of privacy or infringes any right of any person or entity, or for any other reason, Company shall delete or correct the affected ZDNet Content within twenty-four (24) hours after receipt of Company's request.

           (b) COMPANY LICENSE. Company hereby grants ZDNet, during the Term, the right to reproduce and display the Company's logos, trademarks, trade names and other similar identifying material (the "Company Marks") in accordance with Company's established trademark usage policies and procedures, solely for the purposes of promoting the Co-branded Site in accordance with this Agreement.

           (c) USE OF MARKS. In connection with the licenses granted hereunder, each party shall have the unilateral right to establish such quality standards and additional terms and conditions concerning the use of its Marks as such party deems reasonably necessary to protect its Marks. Use of a party's Marks, and the goodwill associated therewith, shall inure solely to the respective owner of the Marks. Upon request of either party, the other party shall provide appropriate attribution of the use of the requesting party's Marks. Except as expressly permitted herein, neither party shall make any other use of the other party's Marks. Each party's rights in their respective Marks, other then those expressly licensed in this Agreement, are reserved for such party for its own use and benefit.

           (d) OWNERSHIP OF MARKS. ZDNet acknowledges and agrees that (i) as between Company and ZDNet, Company owns all right, title and interest in and to the Techies Site, Techies Content and the Company Marks, (ii) nothing in this Agreement shall confer in ZDNet or any ZDNet affiliate any right of ownership in the Techies Site, Techies Content or and the Company Marks, and
(iii) ZDNet shall not now or in the future contest the validity of the Company Marks. Company acknowledges and agrees that (i) as between Company and ZDNet, ZDNet owns all right, title and interest in and to the ZDNet Content and the ZDNet Marks, (ii) nothing in this Agreement shall confer in Company or any Company affiliate any right of ownership in the ZDNet Site, the ZDNet Content and the ZDNet Marks, and (iii) Company shall not now or in the future contest the validity of the ZDNet Marks. ZDNet and Company shall jointly own any intellectual property (including any content or graphics that do not incorporate the Marks) created solely for the Co-Branded Site. Each of the Company and ZDNet agree that it shall at all times conduct all aspects of its business which relates to the Co-branded Site in a professional manner and shall not do or permit to be done any act that could reasonably be anticipated to harm, prejudice or otherwise damage the reputation and goodwill associated with the Marks.

     11.   INDEMNIFICATION.

           (a) COMPANY INDEMNITY. Company agrees to indemnify, defend and hold harmless, ZDNet and its officers, directors, shareholders, employees, agents and affiliates, subsidiaries, successors and assigns, from and against any and all damages, liabilities, costs and expenses, including reasonable legal fees and expenses, arising out of or related to any third party claim alleging (i) any breach of any covenant, agreement or warranty made by Company in this Agreement, (ii) that the Techies Content when used on the Co-Branded Site or the Company Marks when used as permitted herein infringe any copyright, US trademark, US patent, trade secret or other intellectual property right of any third party, or (iii) unauthorized or illegal use by the Company of the Data or other information obtained from the Co-branded Site or from ZDNet.

           (b) ZDNET INDEMNITY. ZDNet agrees to indemnify, defend and hold harmless, Company and its officers, directors, shareholders, employees, agents and affiliates, subsidiaries, successors and assigns, from and against any and all damages, liabilities, costs and expenses, including reasonable legal fees and expenses, arising out of or related to any third party claim alleging (i) any breach of any covenant, agreement or warranty made by ZDNet in this Agreement, (ii) that the ZDNet Content or ZDNet Marks when used as permitted herein infringe any copyright, US trademark, US patent, trade secret or other intellectual property right of any third party, or (iii) unauthorized or illegal use by ZDNet of the Data or other information obtained by ZDNet directly from the Co-branded Site or from Company, and that any advertising on the Co-branded Site is false or misleading.

           (c) CONDITIONS PRECEDENT. Each party's indemnification obligations hereunder shall be conditioned upon (i) prompt written notice by the indemnified party to the indemnifying party of any claim, action or demand for which indemnity is claimed; (ii) complete control of the defense and settlement thereof by the indemnifying party; and (iii) such reasonable cooperation by the indemnified party in the defense as the indemnifying party may request.

           (d) INFRINGEMENT CLAIM. If either party's (the "Infringing Party") intellectual property rights are alleged or held to infringe the intellectual property rights of a third party, the Infringing Party shall, at its own expense, and in its sole discretion, (i) procure for the non-Infringing Party the right to continue to use the allegedly infringing intellectual property or (ii) replace or modify the intellectual property to make it non-infringing If neither option is available the Infringing Party shall be deemed to be in material breach of this Agreement.

     12.   REPRESENTATIONS AND WARRANTIES.

           (a)  BY COMPANY.  Company represents and warrants to ZDNet:

           (i) Company is duly organized and validly existing under the laws of the State of Minnesota and has full corporate power and authority to enter into this Agreement and perform as contemplated herein; and

           (ii) Company has received no notice that the Company Marks, Techies Content or any other intellectual property of Company to be used in the performance of its services and obligations under this Agreement, violates the rights or interests of any third party.

           (b)  BY ZDNET.  ZDNet represents and warrants to Company:

           (i) ZDNet is a division of ZD Inc., a corporation duly organized and validly existing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and perform as contemplated herein;

           (ii) ZDNet has received no notice that the ZDNet Marks, ZDNet Content or any other intellectual property of ZDNet to be used in the performance of its services and obligations under this Agreement, violates the rights or interests of any third party.

     13. PRESS RELEASES. The parties may jointly prepare press releases announcing the existence of this Agreement, but shall not otherwise make any public statements or disclosures concerning the terms of this Agreement to any medium except with the prior approval of both parties or as required by law or the rules of any applicable stock exchange or any governmental agency.

     14. CONFIDENTIALITY. During the Term of this Agreement and thereafter, each party will use and reproduce the other party's Confidential Information only for purposes of this Agreement and only to the extent necessary for such purpose and will restrict disclosure of the other party's Confidential Information to its employees, consultants or independent contractors with a need to know and will not disclose the other party's Confidential Information to any third party without the prior written approval of the other party. Notwithstanding the foregoing, it will not be a breach of this Agreement for either party to disclose Confidential Information of the other party if required to do so under law or in a judicial or other governmental investigation or proceeding, provided the other party has been given prior notice and the disclosing party has sought all available safeguards against widespread dissemination prior to such disclosure. As used in this Agreement, the term "Confidential Information" refers to: (i) the terms and conditions of this Agreement; (ii) each party's trade secrets, business plans, strategies, methods and/or practices; and (iii) any other information relating to either party or its business that is not generally known to the public, including but not limited to information about either party's personnel, products, customers, marketing strategies, services or future business plans. Notwithstanding the foregoing, Confidential Information specifically excludes (A) information that is now generally available to the public or subsequently becomes available to the public through no action or fault of the other party; (B) information that is known to either party without restriction, prior to receipt from the other party under this Agreement, from its own independent sources as evidenced by such party's written records, and which was not acquired, directly or indirectly, from the other party; (C) information that either party receives from any third party reasonably known by such receiving party to have a legal right to transmit such information, and not under any obligation to keep such information confidential; and (D) information independently developed by either party's employees or agents provided that either party can show that those same employees or agents had no access to the Confidential Information received hereunder. Notwithstanding anything else set forth in this Section 14, each party shall be entitled to use the Data in accordance with Section 7 herein.

     15. RELATIONSHIP OF PARTIES. Company and ZDNet are independent contractors under this Agreement, and nothing herein will be construed to create a partnership, joint venture or agency relationship between them. Neither party has authority to enter into agreements of any kind on behalf of the other.

     16. DISPUTE RESOLUTION; CHOICE OF LAW AND FORUM. This Agreement, its interpretation, performance or any breach thereof, will be construed in accordance with, and all questions with respect thereto will be determined by, the laws of the State of New York applicable to contracts entered into and wholly to be performed within said state without regard to its conflict of laws rules. Any disputes between Company and ZDNet not otherwise resolved by the parties or for which injunctive relief is sought, shall be submitted to the jurisdiction of the Federal or state courts located (i) in the City of New York, State of New York in the case of a claim brought by Company against ZDNet, and Company waives any objection it has or may have in the future with respect to such venue or (ii) in County of Hennepin, State of Minnesota in the case of a claim brought by ZDNet against Company, and ZDNet waives any objection it has or may have in the future with respect to such venue.

     17. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements between the parties concerning the subject matter, and cannot be amended except by a writing signed by both parties. No party hereto has relied on any statement, representation or promise of any other party or with any other officer, agent, employee or attorney for the other party in executing this Agreement except as expressly stated herein.

     18. COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be considered original signatures.

     19. LIMITATIONS OF LIABILITY. EXCEPT FOR ANY INDEMNIFICATION LIABILITY ARISING UNDER SECTION 11 HEREIN, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM ANY PROVISION OF THIS AGREEMENT (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES), SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

     20. FORCE MAJEURE. In the event that either party is prevented from performing, or is unable to perform, any of its obligations under this Agreement due to any cause beyond the reasonable control of the party invoking this provision, the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence. In the event that a party's performance is prevented or delayed for more than sixty (60) days, then the other party may terminate this Agreement upon delivery of written notice to the non-performing party.

     21. NOTICES. All notice required to be given under this Agreement must be given in writing and delivered either in hand, by certified mail, return receipt requested, postage pre-paid, or by Federal Express or other recognized overnight delivery service, all delivery charges pre-paid, and addressed:

           If to Company:         techies.com inc.

                                  7101 Metro Boulevard
                                  Edina, Minnesota 55439
                                  Attention:
                                  Fax Number:

           If to ZDNet:           ZDNet
                                  650 Townsend Street
                                  San Francisco, CA 94103
                                  Attention: VP of Corporate Development
                                  Fax No.: (415) 551-4599

With a copy of all notices relating to breach, termination or interpretation of this Agreement to:

                                  ZD Inc.
                                  28 East 28th Street
                                  New York, New York 10016
                                  Attn: Legal Department
                                  Fax No. (212) 503-3581

A notice shall be deemed to have been delivered (i) upon receipt of such notice by the receiving party in the event such notice is delivered by hand, (ii) three
(3) business days following the deposit of such notice in the mail if such notice is being delivered by mail, and (iii) one business day following the deposit of such notice with an overnight delivery service.

     22. SEVERABILITY. In the event that any provision of this Agreement for any reason shall be held illegal, unenforceable, or invalid, the remaining provisions hereof shall remain in full force and effect and the affected provision shall be modified in a manner which comes closest to the intention of the parties at the time the original provision was agreed upon.

     23. WAIVERS. Any waiver of any term or condition of this Agreement shall only be deemed to have been made if expressed in writing by the party granting such waiver. The failure or neglect by either party to enforce, in any one or more instances, any of the terms and conditions of this Agreement shall not be construed as a waiver of the future performance of any such term or condition, or any other terms or conditions of this Agreement.

     24. ASSIGNMENT. Neither party shall have the right to assign or sublicense the rights or obligations set forth in this Agreement without the other party's written consent (which shall not be unreasonably withheld or delayed), provided that either party shall have the right to assign this Agreement and all rights and obligations herein to any person or entity acquiring substantially all of the assigning party's business.

     IN WITNESS WHEREOF, the undersigned have executed this Co-Branding and License Agreement as of the date set forth above.


ZD INC.                                 TECHIES.COM INC.


By: /s/ THOMAS SANTOSUSSO               By: /s/ PETER BRASKET
   -------------------------------         -----------------------------------
      Name: Thomas Santosusso                 Name: Peter Brasket
      Title: Executive Director,              Title: VP - Business Development
             Business Development

                                   EXHIBIT A

                                FEATURES BY URL

------------------------------------------------------------------------------------
                                   CO-BRANDED SITE
------------------------------------------------------------------------------------
         ZDNET.COM                  TECHIES.ZDNET.COM        ZDNET.TECHIES.COM
------------------------------------------------------------------------------------
1. Links to Co-branded Site      1. techies.com.articles    1. Registration as
and promotion of Co-branded                                 techies.com Member
Site in accordance with Exhibit                             (includes career agent
C to this Agreement.                                        setup)
------------------------------------------------------------------------------------
                                 2.  zdnet.com articles
------------------------------------------------------------------------------------
                                 3. techies.com preview
                                 search & results
------------------------------------------------------------------------------------
                                 4.  Company Profiles
------------------------------------------------------------------------------------
                                 5.  Promotion of           2. There will be no
                                 techies.com registration   advertisements on this
                                                            URL.
------------------------------------------------------------------------------------

                                   EXHIBIT B

                        CO-BRANDED SITE LAYOUT & DESIGN

                                   EXHIBIT C

                               PROMOTION PROGRAM


1. REGISTRATION INTEGRATION

a. ZDNet will integrate an opt-in selection for users to pass a relevant portion of their registration data to the Co-Branded Service during the ZDNet registration process. This information transfer will provide a portion of the data required to complete registration and will trigger an email encouraging users to proceed with the entire registration process.

A graphical example is shown as Screenshot A following Exhibit C.

b. [****]


c. [****]


2. ENTERPRISE CHANNEL INTEGRATION

a. ZDNet will provide placement of a graphical macrobutton or equivalent unit with every page of the Enterprise Channel Career Content Zone, including but not limited to the Salary Zone tool and other technology career content offered within the Zone. The placement will drive users to register with the Co-Branded Service.

b. ZDNet will provide an editorial resource to update and refresh Career Zone Content on a regular basis, but no less than twice a month.

A graphical example is shown as Screenshot B following Exhibit C

3. COMPANY FINDER INTEGRATION

a. ZDNet will integrate links to the co-branded service within the ZDNet Company Finder. Links will refer users to the Co-Branded Service.

A graphical example is shown as Screenshot C following Exhibit C

[****] Confidential portion omitted and filed seperately with the Commission.

4. INTEGRATION INTO ZDNET PERSISTENT NAVIGATION

a. ZDNet will integrate a "Tech Jobs" link on the ZDNet Persistent Navigational Element and such link will drive users to the Co-Branded Service. The link will exist in all displayed instances of the Navigational Element.

5. INTEGRATION / EXCLUSIVE SPONSORSHIP - ZDNET CAREERS NEWSLETTER

ZDNet will produce a monthly Careers newsletter which will be offered with the Enterprise Career Zone and within the ZDNet general newsletter sign-up screens. The newsletter will be ZDNet editorially-driven content and the Co-Branded Service will be prominently features as the exclusive Career / Jobs sponsor in every mailing. Techies.com will also create editorial content for this newsletter and a minimum of one content piece from Techies.com will be placed in each newsletter, subject to final editorial approval by ZDNet. No advertising of online recruitment firms will be sold in the Careers Newsletter.

6. ZDNET HOMEPAGE INTEGRATION

ZDNet will provide integration of the Co-Branded Service via a "Tech Jobs" or similar link on the ZDNet Homepage within the Quicklinks, Channel Guide, ZDNet Services and Persistent navigational elements.

A graphical sample is shown as Screenshot D following Exhibit C

7. ADDITIONAL PROMOTIONAL ELEMENTS


         [****]

 [****] Confidential portion omitted and filed separately with the Commission.

         [****]

 [****] Confidential portion omitted and filed separately with the Commission.

SCREENSHOT A - REGISTRATION INTEGRATION

Internet screen shot of ZDNet.com Registration Page

This Web page allows the technology professional to register for multiple technology-related products and services. Prominently displayed in the center of this Registration Page is the heading "Enhance Your Career--Find your dream job today with ZDtechies.com" which provides a direct click-through to the co-branded ZDNet/techies.com Web site.

SCREENSHOT B - CAREER ZONE CONTENT INTEGRATION

Internet screen shot of ZDNet.com Career Zone Page

This Web page provides a targeted Salary Database providing comparative salary information for multiple technology professional occupations. Prominently displayed on the lower right portion of this Web page is a click-through button advertisement overlayed with the techies.com logo and the text "ZDtechies.com--Your Local Career Source" which provides a direct click-through to the co-branded ZDNet/techies.com Web site.

SCREENSHOT C - COMPANY FINDER INTEGRATION

Internet screen shot of ZDNet.com Company Finder Page

This Web page provides instant profiles of over 4,700 high-tech companies. Displayed in the center of the page is a heading entitled "Tech Jobs" and a corresponding click-through button labeled "ZDtechies.com." In addition, in the lower right portion of the screen is a click-through button labeled "Tech Jobs." Both of these buttons provide a direct click-through to the co-branded ZDNet/techies.com Web site.

SCREENSHOT D - HOMEPAGE INTEGRATION

Internet screen shot of ZDNet.com Homepage

This Web page is divided into multiple categories and subcategories including, but not limited to, "Breaking News", "Today on ZDNet", "ZDNet Services" and "ZDMagazines". Displayed in the top third of the page is a click-through button labeled "Find High Tech Jobs". Under the subcategory "Careers" is a click-through button labeled "Technology Jobs". Under the category "ZDNet Services" is a click-through button labeled "Find High Tech Jobs Here". All of the above-mentioned click-through buttons provide a direct click-through to the co-branded ZDNet/techies.com Web site.

                                   EXHIBIT D

                         CUSTOMER SURVEY REQUIREMENTS



Minimum survey frequency: twice per year

Minimum sample size: 1,000

Minimum number of questions and survey design: to be mutually agreed upon by the parties

Survey content generation: techies.com.

Survey content approval: joint (ZDNet and techies.com.)

Question format: multiple choice.

Ownership of data: joint

Reporting format: Microsoft Excel, all recorded data (not just summaries)

                                   EXHIBIT E

                      ZDNET CURRENT TERMS AND CONDITIONS


A. Acceptance of advertising programs subject to space availability upon receipt of signed contract or insertion order by ZDNet.

B. Online advertisements are accepted upon the representation that advertiser and its agency have the right to publish and display the contents thereof. In consideration of such online publication and display, advertiser and its agency agree to indemnify and hold online publisher harmless against any expense or loss by reason of any claims arising out of online publication and display.

C. Positioning of advertisements is at the discretion of the publisher except where a request for a specific preferred position is acknowledged by publisher in writing. Material must be received by material closing date, otherwise position may be lost, or requested impression level may be reduced.

D. Publisher may use prior ad material if new material is not received on time.

E. Cancellation Policy: Any campaign can be cancelled with no penalty up to two weeks before the scheduled start date of the campaign. Campaigns cancelled less than two weeks before the scheduled start date of the campaign are subject to a 15% cancellation fee. After a campaign has started, cancellation notices are accepted with two weeks' notice. Advertisers will be rebilled for all impressions delivered through effective end date; if appropriate, shortrates will apply.

F. Postponement Policy: In cases where ad material has not arrived by the fifth working day after the agreed-upon campaign start date, ZDNet's postponement policy goes into effect. ZDNet will reduce the number of total impressions for every day the campaign is late, based on even distribution, and the advertiser will be invoiced at the original contracted dollar amount.

G. All contents of advertisements are subject to online publisher's approval. Online publisher reserves the right to reject or cancel any advertisement, insertion order, space reservation or position commitment at any time.

H. All insertion orders are accepted subject to provisions of the current rate card.

I. Online publisher shall not be liable for any costs or damages if for any reason it fails to electronically publish and display an advertisement. In no event shall online publisher be liable for any damages, consequential or otherwise, in excess of the amount paid for the advertisement, as a result of any mistake in the advertisement, omission from or error in any index, or for any other reason.

J. Online publisher shall have the right to hold advertiser and/or its advertising agency jointly and severally liable for such monies as are due and payable to online publisher for advertising which advertiser or its agent ordered and which advertising was published and displayed.

K. No conditions other than those set forth in the rate card shall be binding on the online publisher unless specifically agreed to in writing by the online publisher. Online publisher will not be bound by conditions printed or appearing on order blanks or copy instructions which conflict with the provisions of the rate card.

L. Online publisher is not liable for delays in delivery and/or non-delivery in the event of an Act-of-God, action by any government or quasi-governmental entity, fire, flood, insurrection, riot, explosion, embargo, strikes whether legal or illegal, labor or material shortage, transportation interruption of any kind, work slow-down or any condition beyond the control of the electronic publisher affecting production or delivery in any manner.

M. As used in this section entitled "General Terms and Conditions" the term online publisher shall refer to ZDNet and Ziff-Davis Inc.

N. Payment in full is due within 30 days of the "live" date of advertiser's program.

O. All discounts are multiplicative and not additive.

P. Rates are subject to change upon notice from the publisher. Publisher will not accept any catalogs as advertisements nor permit the use of the word "catalog" in any advertisements except by special written agreement with Publisher. Advertisers using the word "catalog" in their ads without Publisher's written consent will be held liable for the payment of any additional postage fees which may be imposed by the US Postal Service."

--------------------------------------------------------------------------------
Contractual Information

    - Banners and insertion orders must be delivered at least three (3) business days prior to the start of an insertion term.
    - Banner changes during an insertion term must be delivered at least one (1) business day prior to change.
    - ZDNet will run up to four (4) banners at one time, and will change creatives as frequently as once per week.
    -  All advertising requires a signed insertion order.
    - Any correspondence should include a list of: advertiser's name, contracted banner positions, URL link, alternative text and run dates.
    - All quarterly and monthly programs start on weekdays (no holidays or weekends).

                                   EXHIBIT F

                             PERFORMANCE STANDARDS


Uptime Performance: Company shall maintain uptime of at least ninety-seven percent (97%) of the time within each one month period of this Agreement, barring exceptions detailed under Measurement Stipulations below. Service uptime means that a user on the Internet is able to access the Co-branded Site, and that access to the Co-branded Site, including the registration tool, shall not result in retrieval errors.

Measurement Stipulations: Performance shall be measured by multiple independent third party companies agreed upon by both parties. Measurement periods shall begin and end at 00:00 Sunday morning. Any scheduled maintenance performed by Company or its agents shall be excluded from uptime calculations. Company shall not be responsible for access problems to the Co-branded Site caused by failure of a user or third party measurement company's ISP, intervening ISP between the user or third party measurement company's ISP, or peering points (public or private) between any of the aforementioned parties. Such failures shall not be included in performance measurement calculations. Problems accessing content caused by user action or lack thereof (i.e., forgot password, proxies or browser is not standards compliant, etc.) shall not count toward performance measurement calculations. However, Company shall take commercially reasonable steps to solve such problems as they arise.

Non-conformance: Company shall be considered to not be in compliance with performance measurement guidelines if it fails to meet the conditions outlined above for two consecutive measurement periods or for three measurement periods in any six week period.

                                   EXHIBIT G

                               PAYMENT SCHEDULE


The Base Fee shall be allocated as follows:
a. $1,000,000 shall be allocated to the cost of implementing the Co-branded Site during September and October, 1999. Such costs include integration, testing, and launch of the Co-branded Site
b. $7,000,000 shall be allocated to the costs of slotting/distribution / promotion of the Co-branded Site from Oct 1999 to September 2001.

The fee shall be payable as follows:
a. $333,000 shall be due on the last day of each of October, November, December of 1999
b. $1,000,000 shall be payable on the last day of March 2000
c. $333,000
shall be payable on the last day of each month from April to Sept 2000
d. $1,000,000 shall be payable quarterly in advance starting 10/1/2000 and the last payment being due 7/1/2001

                                   EXHIBIT H

                              MEMBER ACQUISITION
                                 EXPECTATIONS


Period                                           Goal

Months 1-6 after launch of                       [****] members
Co-Branded Site

Months 7-12 after launch of                      Additional [****] members
Co-Branded Site

 [****] Confidential portion omitted and filed separately with the Commission.

                                   EXHIBIT I


SPONSORSHIP MACROBUTTON

The Company shall provide an above the fold sponsorship MacroButton to ZDNet. The MacroButton shall be designed substantially as follows:

Macrobutton Specifications

Dimensions:  88w x 120h (pixels).

Format:      GIF format (72dpi, 256 colors).

Link Information: The MacroButton will contain a linked ZDNet logo and 1-3 additional links to ZDNet which shall be editorial in nature and determined by ZDNet.

November 10, 1999

Mr. George Still, Jr.
Norwest Venture Partners
245 Lytton Avenue, Suite 250
Palo Alto, CA 94301

Mr. Michael J. Stark
Crosslink Omega Ventures
555 California Street, Suite 2600
San Francisco, CA 94104

Mr. Lee M. Feldman
ZDNet, a division of ZD Inc.
28 East 28th Street
New York, NY 10016

Re: Extension of Offering Period; [***]
    -----------------------------------


Dear Michael, George and Lee:

As a final step in closing the Series B financing of $25 million, I am asking for your acknowledgement and consent to (i) extend the offering period under the Series B Convertible Preferred Stock Purchase Agreement dated September 14, 1999, to allow for the sale of the balance of the shares offered under the agreement, and (ii) [***]. In exchange, we agree to the items listed on the attached schedule.

Please sign this letter and return it immediately to me via fax
(612-253-3560).

Sincerely,

/s/ Jeff Traynor
----------------------
Jeff Traynor
Chief Financial Officer

Acknowledged and Agreed:

Record Name of Shareholder: /s/ ZDNet, a division of ZD Inc.
                            -----------------------------------

 [****] Confidential portion omitted and filed separately with the Commission.

Schedule to 10 November 1999 Letter
------------------------------------

[****]



 [****] Confidential portion omitted and filed separately with the Commission.

                                          2